NEWS RELEASE

Contact: Shari Winet Rodriguez, Vice President of Public Relations
858.668.2580 shari.rodriguez@bpiedu.com

Contact: Paul Goodson, Associate Vice President of Investor Relations
866.475.0317 x2271 investorrelations@bridgepointeducation.com

Bridgepoint Education Applauds Ashford University on its Accreditation
Approval by the Western Association of Schools and Colleges

Bridgepoint Provides Outlook on Second Quarter Results
Conference Call to be held 8:30am Eastern Time July 11, 2013

SAN DIEGO (July 10, 2013) Bridgepoint Education, Inc. (NYSE: BPI), announced today that its academic institution, Ashford University, has been granted initial accreditation for five years by the Accrediting Commission for Senior Colleges and Universities of the Western Association of Schools and Colleges (WASC). The WASC Commission Action Letter stated “The Commission found that the University has responded to Commission concerns and judges that it is now in substantial compliance with Commission standards.”

WASC's accreditation review process, which included rigorous reporting and multiple site visits by representatives of the accrediting body, proved to be a beneficial endeavor that elevated Ashford University as an educator and institution.

The WASC visiting team noted within their final report that “the team found an institution that has been fundamentally transformed and whose culture has been changed in significant ways, including a shift from a market driven approach to an institution committed to student retention and success, a transformation that is enthusiastically supported by the Board of Trustees, the new President, administration, faculty and staff.”

“From our students and alumni, to our faculty and staff, to our trustees and shareholders, today's announcement reaffirms Ashford University's and Bridgepoint Education's collective commitment to student success,” said Bridgepoint Education chief executive officer Andrew Clark. “Throughout this organization and its academic institutions, there is a passion for education and the transformative difference it can make. We appreciate WASC's recognition of Ashford University's efforts and know that those same efforts will benefit our students through both the ongoing and new initiatives Ashford has implemented throughout this process.”

A copy of the visiting team report and WASC action letter from the review of Ashford University will be available on the WASC website at www.wascsenior.org. WASC's main office is located at 533 Airport Boulevard, Suite 200, Burlingame, CA 94010-2009 (telephone 650.696.1060).

Second Quarter Outlook

During the second quarter of 2013, the Company made operating cost reductions consisting of both labor and other expense savings across both Bridgepoint and its institutions to better align with reduced total enrollment. “We have determined that we can make meaningful cost adjustments in areas that will not sacrifice the commitments and investments we made to improve student learning, success and outcomes,” said Clark. “When fully implemented we anticipate that the annualized labor and operational cost savings from these changes will be approximately $85 million dollars.”

For the second quarter of 2013, the Company expects total ending enrollments for the quarter of between 71,000 and 72,000. Revenue for the quarter is expected to be between $195.5 million and $199.5 million dollars, and second quarter earnings per diluted share is expected to be between $0.16 and $0.20. The earnings for the second quarter include a charge of $6.2 million related to severance from the recent reduction in force. All of these estimates are preliminary and subject to final review. Bridgepoint Education will report its final second quarter 2013 results on August 6, 2013.

Conference Call and Webcast

The Company will host a conference call at 8:30 a.m. ET (5:30 a.m. PT) tomorrow, July 11, to discuss Ashford University's accreditation approval and to discuss Bridgepoint's 2013 second quarter outlook. The dial-in number for callers in the United States and Canada is 888.337.8169 and, for all other international callers, is 719.325.2491. The access code for all callers is 9382393. A live webcast will also be available on the Company's website at http://bridgepointeducation.com/investor_relations.htm.

A replay of the call will be available via telephone through July 16, 2013. To access the replay, dial 888.203.1112 in the United States and Canada and 719.457.0820 outside the United States and Canada, and then enter the access code 9382393.

Special Note Regarding Forward-Looking Statements
This news release contains forward-looking statements including, without limitation, statements with respect to our second quarter outlook, cost adjustments and related annualized cost savings, enrollments, financial and related guidance. These statements involve risks and uncertainties, and actual results may differ materially from those expressed in or suggested by such statements. Such risks and uncertainties include, without limitation, the risk that the results of 2013 cost adjustments are different than currently anticipated.

More information on potential factors that could affect our future results is included from time to time in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our periodic reports filed with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013, and amended on May 17, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013. Forward-looking statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made, and Bridgepoint Education, Inc. assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, except as required by law.

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) improves the way individuals learn. By harnessing creativity, knowledge and proprietary technologies, such as Constellation, Thuze and Waypoint Outcomes, Bridgepoint Education has re-engineered the modern student experience with innovative solutions that advance learning. Its academic institutions - Ashford University and University of the Rockies - embody the contemporary college experience. Ashford University offers associate's, bachelor's and master's degree programs while University of the Rockies offers master's and doctoral degree programs. Both provide progressive online platforms, as well as traditional campuses located in Clinton, Iowa (Ashford University), and Colorado Springs, Colorado (University of the Rockies). For more information about Bridgepoint Education, visit www.bridgepointeducation.com or call Shari Winet Rodriguez, vice president of Public Relations, at 858.668.2580.

About Ashford University
Ashford University is defining the modern college experience by combining the heritage of a traditional campus with the flexibility and effectiveness of online learning. The University provides a vibrant learning community where high-quality programs and leading-edge technology create a dynamic, immersive and stimulating learning experience. The University offers practical and progressive associate's, bachelor's and master's degree programs online, as well as bachelor's degree programs at its Clinton, Iowa, campus. Ashford University - where heritage meets innovation. For more information, please visit www.ashford.edu or call Shari Winet Rodriguez, vice president of Public Relations, at 858.513.9240 x2513.